Exhibit 99.1
Wayfair Appoints Jeremy King to Board of Directors
Senior Vice President and Head of Engineering at Pinterest Brings Record of Scaling Technology Platforms to Home Leader

BOSTON, Mass. – August 10, 2021 – Wayfair (NYSE:W), one of the world’s largest destinations for the home, today announced the appointment of Jeremy King to its board of directors. King brings extensive experience leading and building large-scale technology efforts spanning the retail and software industries, including in his current role as Senior Vice President and Head of Engineering at Pinterest.

“We’re delighted to welcome Jeremy to the board as we continue to scale the Wayfair technology platform and deliver world-class experiences for both our customers and supplier partners,” said Niraj Shah, CEO, Co-Founder and Co-Chairman, Wayfair. “Jeremy offers an abundance of knowledge in building seamless technology products and leveraging data to grow businesses, and we are eager to gain from his advice and counsel.”

In his role at Pinterest, King leads the company’s technical vision and oversees the Engineering team building products, platforms and machine learning systems. Under his leadership, King’s teams have built and scaled Pinterest’s sophisticated visual discovery engine with hundreds of billions of Pins served to hundreds of millions of Pinners. His expertise spans the entire end-to-end e-commerce shopping experience, having overseen customer, merchant and supply chain technologies across cloud and data platforms.

“I am pleased to join Wayfair’s board and offer my support and guidance as the company continues to scale the preeminent platform for the home category,” said King. “Wayfair has created infrastructure, technology and services that power deep connections and loyalty with both customers and suppliers. I look forward to serving as an advisor as Wayfair reinforces those exceptional experiences and relationships.”

Prior to joining Pinterest, King led the e-commerce technology team behind U.S. retail stores and e-commerce for Walmart and Jet, most recently serving as Executive Vice President and Chief Technology Officer. King also served as Executive Vice President, Technology of LiveOps from 2008 to 2011 and as Vice President Software Development and Engineering of eBay from 2001 to 2008. King holds a B.S. from San Jose State University.
About Wayfair
Wayfair is the destination for all things home: helping everyone, anywhere create their feeling of home. From expert customer service, to the development of tools that make the shopping process easier, to carrying one of the widest and deepest selections of items for every space, style, and budget, Wayfair gives everyone the power to create spaces that are just right for them.
The Wayfair family of sites includes:
•Wayfair - Everything home for every budget.
•Joss & Main - Stylish designs to discover daily.
•AllModern - The best of modern, priced for real life.
•Birch Lane - Classic home. Comfortable cost.
•Perigold - The widest-ever selection of luxury home furnishings.

Wayfair generated $14.8 billion in net revenue for the twelve months ended June 30, 2021. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, Wayfair employs approximately 16,000 people.
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Media Relations Contact:
Jane Carpenter
PR@Wayfair.com

Investor Relations Contact:
Jane Gelfand
IR@Wayfair.com